Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Bill Davis
Public Affairs Manager
(678) 728-2018

SEROLOGICALS CORPORATION ANNOUNCES COMPLETION OF ACQUISITION OF LINCO

ATLANTA, GA – May 2, 2006 – Serologicals Corporation (NASDAQ: SERO) announced today that it has completed its previously announced acquisition of LINCO, a privately owned life sciences company focused on supplying research assays and test kits for the Luminex-based Multiplexing platform and other immunoassays. Based in St. Louis, Missouri, LINCO consists of two companies – LINCO Research Inc. (LRI) and LINCO Diagnostic Services, Inc. (LDS). LRI is a life sciences provider of Multiplex, ELISA and RIA immunoassay products and technologies, while LDS provides bioanalytical contract services supporting research and new pharmaceutical drug development. Serologicals paid U.S. $64.5 million in cash for the stock of LINCO plus an additional $10.3 million for the land and buildings currently occupied by the unit.

Serologicals financed a portion of the purchase price for LINCO from the proceeds of a new credit facility, which was closed simultaneously with the acquisition. The new credit facility includes a $50 million term loan and a $50 million revolving credit facility. JPMorgan Chase Bank, N.A. is the administrative agent for the credit facility. Its affiliate, JP Morgan Securities, Inc., was the lead arranger for the credit facility.

“We are very excited to announce the completion of the LINCO acquisition,” said David A. Dodd, President and CEO of Serologicals. “LINCO offers consistently strong financial performance. With double-digit revenue growth, attractive gross margins of 60%+, and solid R&D investments, this acquisition will serve to strengthen our Research segment’s financial profile. Strategically, the LINCO acquisition offers the following attributes:

•                  Premier, high-quality reputation of immunoassay reagents and kits

•                  Renowned leadership in the field of endocrinology and metabolic diseases

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•                  Greater ability to address customer needs through a comprehensive reagents portfolio with Upstate’s focus on cell signaling and LINCO’s strengths in cytokine and chemokine research

•                  Value creation through significant revenue and operational synergies by integrating LINCO into our Research Segment

In summary, we believe the addition of LINCO will serve to enhance Serologicals’ growth and sustainability in this dynamic marketplace.”

Additional details about the acquisition and LINCO business can be found in the Company’s March 31, 2006 press release (www.serologicals.com) in which the signing of the acquisition agreement was announced.

Serologicals Corporation, headquartered in Atlanta, Georgia, is a global provider of biological products and enabling technologies, which are essential for the research, development and manufacturing of biologically based life science products. The Company’s products and technologies are used in a wide variety of innovative applications within the areas of oncology, hematology, immunology, cardiology and infectious diseases, as well as in the study of molecular biology. Serologicals has approximately 1,000 employees worldwide, and its shares are traded on the NASDAQ national stock market under the symbol SERO. On April 25, 2006, Serologicals entered into an Agreement and Plan of Merger with Millipore Corporation and one of its wholly-owned subsidiaries, pursuant to which Millipore Corporation will acquire Serologicals.

For information on Serologicals Corporation, visit the company’s corporate website at www.serologicals.com.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words or phrases such as “should result,” “are expected to,” “we anticipate,” “we estimate,” “we project” or similar expressions are intended to identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. You should not place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made, and Serologicals undertakes no obligation to update these statements based on events that may occur after the date of this press release.

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